Agreement to Purchase [PROJECT]

[DATE]

Stephen Wollwerth

OneDoor Studios Entertainment Properties Series Calculated Sequels

4320 Modoc Road, Suite F

Santa Barbara, CA 93110

RE: Agreement to Purchase

Dear Stephen:

This Letter Agreement, effective as of the date first written above (“Agreement”), when mutually executed, shall represent our binding understanding (“Agreement”) as between you, OneDoor Studios Entertainment Properties Series Calculated Sequels (“Sequels”), and [IDS-AFFILIATED PRODUCTION COMPANY], (“Purchaser”) as to the purchase by us, of the complete rights without exception, of the motion picture project currently entitled [PROJECT], based on the novel of the same name by Nova McBee (“Project”) upon the completion of its development phase, as set forth and defined below.

For the purposes of this Agreement the Project shall be fully developed by Sequels, in order to qualify for their purchase by Purchaser. Full development shall include the completion of the Project’s US studio-level script, attachment of the Project’s director and cast, securing the Project’s usual and customary production completion bond from an acceptable bond company (Film Finances and Unifi Bond Company are pre-approved) and engagement of the Project’s collateral in a sufficient aggregate amount to engage bank financing for their complete production budget, which budget is currently estimated to be $60,000,000 per picture.

In return for all perpetual, worldwide right, title and interest in and to the Project, in all media known and unknown, without qualification or exception (“Rights”), and after written confirmation of the above-referenced development completion, Purchaser shall pay to Sequels the purchase price of [_________________________] ($[____________]) [Note: Purchase Price will be equal to 1.12 times total development funding received from investors by Sequels] (“Purchase Price”), from the Project’s production financing (see below); plus fifty percent (50%) of the Project’s “Producer’s Share of Profits” (“Profits”), as they occur annually or more often, if and when producer’s profits may be distributed to Purchaser. An example of the Project’s related earnings from all sources is set forth and attached hereto as “Schedule A”: Producer’s Global Income Share Analysis Worksheet. For the avoidance of doubt, the definition of the producer’s share of “Profits”, which shall be subject to the usual and customary definition which provides for Sequels to receive its 50% share of 100% of the perpetual worldwide net profits, derived from all media, whether known or hereinafter devised, with the balance 50% of 100% share of profits paid to Purchaser .

The exclusive purpose of Purchaser shall be to (1) purchase all of this Project’s right, title and interest from Sequels, for the Purchase Price, (2) to produce the Project’s feature film, series or other audiovisual depictions, (3) to exploit the Project’s Rights, worldwide, (4) and thereafter to collect and account for all Profits, pursuant to a Collection Account Management Agreement, and to manage the disbursement to all profit participants. OneDoor Studios, LLC (“1DS”), as parent company of the Purchaser, shall be principally responsible to oversee and otherwise manage this purchase, and to use its most commercially reasonable best efforts to govern Purchaser and the Project’s global exploitation with the highest fidelity, in order to optimize all aspects of the Project’s production and global distribution for the benefit of Sequels, its investors, and all other profit participants.

1DS and Purchaser shall each utilize commercially reasonable efforts to expedite this purchase, the production of, and the exploitation and revenue collection for the Project and its worldwide rights. The Purchase Price shall be budgeted and paid from the Project’s first production loan draws.

Subsequent hereto, and in the normal course of business, the parties shall cooperate in the execution of usual and customary documents, necessary for the completion of this transaction, including but not limited to a standard “Transfer of Member Interests,” longform and short form assignment agreements for the transfer by assignment of all Rights, including but not limited to all related, essential Rights agreements and releases relating to the Project’s chain of title.

This Agreement represents the sole understanding and agreement of the parties regarding the subject matter hereto, though it may be subsequently unanimously amended by the parties hereto in a written amendment executed by all parties. If any controversy or claim arises out of or relating to this Agreement, or if an uncured material breach of any term hereof cannot be settled through direct discussions, the parties agree to resolve the controversy or claim by binding arbitration conducted in the City of Los Angeles, California and administered by Independent Film and Television Alliance with the prevailing party entitled to reasonable attorney fees and costs.

We look forward to our cooperative relationship and deriving our respective benefits from our successful development, production and global distribution of this exceptional motion picture Project.

Sincerely,

[NAME]

[TITLE] of

[PURCHASER

________________________

________________________

AGREED AND ACCEPTED:

OneDoor Studios Entertainment Properties Series Calculated Series

________________________

By: Stephen Wollwerth

Title: Partner of OneDoor Studios, LLC

Manager of OneDoor Studios Entertainment Properties Series Calculated Series

OneDoor Studios LLC

________________________

By:John Lee

Title: Partner

________________________

By:Jason Brents

Title: Partner